As filed with the Securities and Exchange Commission on December 8, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNIQURE N.V.

(Exact Name of Registrant as Specified in its Charter)

Netherlands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Inducement Equity Awards to Various Employees

(Full Title of the Plan)

uniQure, Inc.

113 Hartwell Avenue

Lexington, MA 02421

(Name and Address of Agent For Service)

Tel: +31 20 566 7394

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Timothy J. Corbett

Benjamin Stein

Morgan, Lewis & Bockius UK LLP

Condor House, 5-10 St. Paul’s Churchyard

London EC4M 8AL United Kingdom

+44.20.3201.5690

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by uniQure N.V. (the “Registrant”) solely to register (i) 501,900 ordinary shares, par value €0.05 per share, of the Registrant (the “Ordinary Shares”) issuable upon the vesting and settlement of restricted share units (“RSUs”), and (ii) 451,100 Ordinary Shares issuable upon the vesting and exercise of options (the “Options” and, together with the RSUs, the “Inducement Equity Awards”). The Inducement Equity Awards were issued by the Registrant to certain individuals as an inducement that is material to each such individual’s employment with the Registrant. The Inducement Equity Awards were granted as detailed below:

●	On February 23, 2023, 31 of the Registrant’s new employees received an aggregate of 63,300 RSUs and options to purchase 57,500 Ordinary Shares, with such options having an exercise price of $20.06 per share, the closing price per Ordinary Share as reported by the Nasdaq Global Select Market (“Nasdaq”) on the date of grant. As of the filing of this Registration Statement, 39,500 RSUs and options to purchase 26,000 Ordinary Shares remain outstanding and are registered hereby.

●	On April 24, 2023, 38 of the Registrant’s new employees received an aggregate of 64,400 RSUs and options to purchase 36,500 Ordinary Shares, with such options having an exercise price of $19.72 per share, the closing price per Ordinary Share as reported by Nasdaq on the date of grant. As of the filing of this Registration Statement, 57,300 RSUs and options to purchase 32,000 Ordinary Shares remain outstanding and are registered hereby.

●	On June 13, 2023, 25 of the Registrant’s new employees received an aggregate of 113,500 RSUs and options to purchase 146,800 Ordinary Shares, with such options having an exercise price of $20.18 per share, the closing price per Ordinary Share as reported by Nasdaq on the date of grant. As of the filing of this Registration Statement, 106,500 RSUs and options to purchase 144,800 Ordinary Shares remain outstanding and are registered hereby.

●	On June 26, 2023, one of the Registrant’s new employees received an aggregate of 67,200 RSUs and options to purchase 115,800 Ordinary Shares, with such options having an exercise price of $11.47 per share, the closing price per Ordinary Share as reported by Nasdaq on the date of grant.

●	On September 27, 2023, 42 of the Registrant’s new employees received 98,900 RSUs and options to purchase 90,500 Ordinary Shares, with such options having an exercise price of $6.90 per share, the closing price per Ordinary Share as reported by Nasdaq on the date of grant. As of the filing of this Registration Statement, 89,100 RSUs and options to purchase 80,000 Ordinary Shares remain outstanding and are registered hereby.

●	On December 7, 2023, 28 of the Registrant’s new employees received 142,300 RSUs and options to purchase 52,500 Ordinary Shares, with such options having an exercise price of $7.30 per share, the closing price per Ordinary Share as reported by Nasdaq on the date of grant.

The Inducement Equity Awards were approved by the Registrant’s Compensation Committee in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Equity Awards were granted outside the Registrant’s 2014 Share Incentive Plan, as amended and amended and restated and as then currently in effect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on February 27, 2023;

(b) The Registrant’s Quarterly Reports on Form 10-Q filed on May 9, 2023, August 1, 2023 and November 7, 2023;

(c) The Registrant’s Current Reports on Form 8-K filed on January 31, 2023, February 21, 2023, April 5, 2023, May 16, 2023, June 16, 2023, June 22, 2023, October 5, 2023 and November 17, 2023; and

(d) The description of the securities contained in the registrant’s registration statement on Form 8-A (Registration No. 001-36294) filed with the Commission on January 31, 2014, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Although Dutch law does not expressly provide for the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the board is, in principle, accepted in the Netherlands. The registrant’s articles of association provide for indemnification of the board of directors by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party as a result of his or her position.

In addition, the registrant maintains insurance on behalf of its directors and certain other representatives against damages resulting from their conduct when acting in their capacities as such directors or representatives.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes the signature page hereto and is incorporated herein by reference.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description
4.1	Form of Inducement Share Option Agreement (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement on Form S-8 (File No. 333-222051) filed with the Securities and Exchange Commission on December 14, 2017).
4.2	Form of Inducement Restricted Share Unit Agreement (incorporated by reference to Exhibit 4.3 of the Registrant’s registration statement on Form S-8 (File No. 333-222051) filed with the Securities and Exchange Commission on December 14, 2017).
5.1*	Opinion of Rutgers & Posch N.V. counsel to the Registrant
23.1*	Consent of Rutgers & Posch N.V. (included in Exhibit No. 5.1)
23.2*	Consent of KPMG Accountants N.V., Independent Registered Public Accounting Firm
24.1*	Power of attorney (included on the signature pages of this registration statement)
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands, on December 8, 2023.

UNIQURE N.V.

By:	/s/ Matthew Kapusta
Matthew Kapusta
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Kapusta and Christian Klemt, and each of them, as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Matthew Kapusta	Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2023
Matthew Kapusta

/s/ Christian Klemt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 8, 2023
Christian Klemt

/s/ Madhavan Balachandran	Director	December 8, 2023
Madhavan Balachandran

/s/ Robert Gut	Director	December 8, 2023
Robert Gut

/s/ Rachelle Jacques	Director	December 8, 2023
Rachelle Jacques

/s/ Jack Kaye	Director	December 8, 2023
Jack Kaye

/s/ David Meek	Director	December 8, 2023
David Meek

/s/ Leonard Post	Director	December 8, 2023
Leonard Post

/s/ Paula Soteropoulos	Director	December 8, 2023
Paula Soteropoulos

/s/ Jeremy P. Springhorn	Director	December 8, 2023
Jeremy P. Springhorn

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this Registration Statement on December 8, 2023.

UNIQURE, INC.

By:	/s/ Jeannette Potts
Name: Jeannette Potts
Title: Chief Legal and Compliance Officer